Exhibit 99.1

461 SO. MILPITAS BLVD. BUILDING 5

MILPITAS CA

95035 USA

NEWS

For Immediate Release

LITIGATION AGAINST GLOBALSTAR, INC. DISMISSED

MILPITAS, CA. — (October 2, 2008) Globalstar, Inc. (NASDAQ:GSAT), the world’s largest provider of mobile satellite voice and data services to businesses, governments and individuals, today announced that, on September 30, 2008, a consolidated securities class action lawsuit against the Company and certain of its officers, stemming from the Company’s initial public offering, was dismissed with prejudice by the United States District Court for the Southern District of New York.

The case, Ladman Partners, Inc. v. Globalstar, Inc. et al No. 07 Civ. 0976 (LAP), USDC SDNY, was filed in 2007.  Plaintiff has the right to file an appeal of the dismissal within 30 days from the date of the dismissal.

About Globalstar, Inc.

With over 300,000 subscribers, Globalstar is the world’s largest provider of mobile satellite voice and data services.  Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The Company’s products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

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For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com